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                                                                    Exhibit 99.2

COMPANY PRESS RELEASE

EQK REALTY INVESTORS I FILES FOR REORGANIZATION

ATLANTA--(BUSINESS WIRE)--Dec. 15, 1999--EQK Realty Investors I (OTC BB: EQKR - news) today announced that the Company has filed a voluntary petition for reorganization with the United States Bankruptcy Court for the Middle District of Pennsylvania under Chapter 11 of title 11 of the United States Code. The petition is intended to enable the Company to conduct business under protection of the Bankruptcy Court while it develops a plan to continue to operate or dispose of its last remaining real estate asset, the Harrisburg East Mall in Harrisburg, Pennsylvania. The Company also intends to seek to complete a merger transaction with American Realty Trust, although it is contemplated that the terms of the current merger agreement may be modified and there is no assurance that such a transaction can be completed.

The filing was the result of the expiration on December 15, 1999 of forbearance and extension agreements with the Company's mortgage lenders and of the Company's inability to obtain further extensions on satisfactory terms. In order to preserve its claims as a creditor, Lend Lease Portfolio Management, Inc. resigned as advisor to the Company and its personnel resigned as trustee and officers of the Company. Gregory Greenfield & Associates, Ltd. was engaged as successor advisor, subject to bankruptcy court approval, and its personnel were elected as officers of the Company, including Gregory R. Greenfield as President and Chief Executive Officer and William G. Brown, Jr. as Vice President and Chief Financial Officer.

All statements, other than statements of historical facts, included in this news release are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. For a discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filings, in particular the information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations. The Company disclaims any intent or obligation to update its forward-looking statements.

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CONTACT:

William G. Brown, Jr.
Chief Financial Officer
770/225-3470